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                                IBM Corporation
                                New Orchard Road
                             Armonk, New York 10504

Office of the Vice President, Assistant General Counsel and Secretary

                                           April 11, 2000

[Addressee]

       Re: STOCKHOLDER PROPOSAL REGARDING PENSION AND RETIREE MEDICAL PLANS

Dear IBM Stockholder:

Enclosed is a copy of IBM's 2000 Proxy Statement and 1999 Annual Report, in addition to the ones we mailed to you last month. As you will note, IBM management and the IBM Board of Directors are recommending a vote against the stockholder proposal on pension and retirement medical plans. WE ARE WRITING TO ASK FOR YOUR SUPPORT BY VOTING AGAINST THIS PROPOSAL (PROPOSAL NUMBER 5 ON YOUR IBM PROXY CARD) AND BELIEVE THAT A VOTE AGAINST THIS PROPOSAL IS IN THE BEST INTERESTS OF IBM STOCKHOLDERS.

We oppose this proposal because we believe that the new design of our pension and retiree medical plans better supports the realities and expectations of today's competitive marketplace. The changes to our pension and retiree medical plans were part of our overall goal to make our total compensation and benefits package more competitive with companies against which we compete for employee talent. We also believe that the subject matter of the proposal is ultimately a matter of business judgment and that all companies must have the latitude to make these kind of day-to-day management decisions that directly impact competitive and cost issues.

I am attaching for your review a number of highlights supporting IBM's position on this proposal.

I appreciate your time and consideration on this issue and ask for your support of the IBM recommendation of a vote against this proposal. Please do not hesitate to call me at 914-499-4825 or our Assistant Secretary, Andrew Bonzani, at 914-499-6118 if you have questions or comments.

                                        Sincerely,

                                        /s/ Daniel E. O'Donnell

                                        Daniel E. O'Donnell
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                            IBM 2000 PROXY STATEMENT

               HIGHLIGHTS OF REASONS TO VOTE AGAINST PROPOSAL #5

    - Before we made these changes, we studied the practices of over 75 companies, and found that our compensation and benefits structure was out of line with competitive practices in a number of areas, including cash compensation and equity usage, in addition to pension and retiree medical;

    - We found that 75% of our competitors do not offer a pension plan, and even fewer offer retiree medical;

    - In addition, we found that nearly 60% of our recent hires have been mid-career hires, 40% of our employees have less than 6 years of service and only 10% of our new hires are likely to reach 30 years of service. Our traditional plan had been designed in the early '90s to address resource strategies when IBM was in difficulty, and reflected a marketplace that is radically different today.

    - We also found that our pay was not competitive with the outside market. In response, we have funded an aggressive salary increase program and in 2000 have paid out more than $1.6B in bonus pay to non-executives (up 80% from 1995 and 700% from 1993);

    - In addition, our equity award programs significantly lagged the programs of our competitors. To address this, we have increased the number of employees receiving stock options from a few hundred in 1993 to over 30,000 employees receiving options this year;

    - We also offer a 401(k) plan as another vehicle to foster retirement savings, and in 1995 we doubled the IBM match on employee savings under this plan to 50% of the first 6% saved; and

    - Further recognizing the importance of personal investments and financial planning, we are asking stockholders to approve a new Employees Stock Purchase Plan, giving employees the opportunity to buy IBM stock at a 15% discount off the lesser of two prices--the price at the beginning of each offering period or the price on the date of purchase (the prior plan was based on the date of purchase only). Again, we are proposing this new plan because it is in line with the programs offered by a substantial number of our competitors.